Exhibit 99.1

Press Release

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

or	Brandon Ballew

770-221-6700

brandon.ballew@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Third Quarter 2009 Results

— Company Reaffirms 2009 Financial Outlook —

ATLANTA, GA, October 29, 2009 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of comprehensive home health services, today reported the following 2009 third quarter results:

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Net revenues of $295.6 million for the quarter ended September 27, 2009 compared to $345.2 million, which included net revenues of $75.5 million from its CareCentrix business unit, for the quarter ended September 28, 2008. Excluding prior year’s third quarter net revenues from CareCentrix, Gentiva’s net revenues grew over $25 million, or 9% in the 2009 third quarter. The Company sold a majority ownership interest in CareCentrix to Water Street Healthcare Partners on September 25, 2008.

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Net income of $15.4 million, or $0.52 per diluted share compared to net income of $120.9 million or $4.07 per diluted share in the 2008 third quarter. Third quarter 2008 results included a non-recurring gain of $107.9 million or $3.67 per diluted share relating to the sale of a majority ownership interest in CareCentrix.

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Adjusted net income for the 2009 third quarter was $15.9 million, up 27% compared with the prior year period. On a diluted earnings per share basis, adjusted net income in the 2009 third quarter was $0.54 per diluted share compared with $0.42 per diluted share in the corresponding period of 2008. Adjusted net income for both third quarter periods excludes special charges of $0.02 per diluted share relating to restructuring and merger and acquisition activities. In addition, adjusted 2008 third quarter results exclude a non-recurring gain relating to the sale of a majority ownership interest in CareCentrix.

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Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 8% to $31.0 million in the third quarter of 2009. EBITDA as a percentage of net revenues improved to 10.5% in the third quarter of 2009 versus 8.3% in the prior-year period. EBITDA included restructuring and integration costs of $0.9 million in the third quarter of 2009 as compared to $1.4 million for the prior year period.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

“Gentiva continues to execute well on its business strategy and we are well on track to achieve our full year 2009 financial outlook, with expectations toward the higher end of the earnings range,” said Gentiva CEO Tony Strange. “Growth trends in both our Home Health and Hospice business units remain solid as we intensify our focus on serving the needs of the nation’s growing high-acuity senior population. We are delivering on the key initiatives that will grow our company, including increasing the penetration of our specialty care programs, recruiting and retaining the best caregivers in the business, and operating efficiently, with a strong balance sheet.”

Gentiva reported these segment highlights for the quarter:

•	Home Health revenue growth of 9% to $261.4 million and operating contribution growth of 7% to $41.4 million.

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Revenues in the All Other segment – which includes hospice, respiratory therapy and home medical equipment, infusion therapy and consulting – increased 11% to $34.6 million, while operating contribution increased 70% to $5.0 million compared to the prior-year period.

Gentiva reported these highlights for the nine months ended September 27, 2009:

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Net revenues of $882.6 million versus $1.01 billion in the prior year period. Net revenues in the 2008 period included approximately $232.7 million relating to CareCentrix. Excluding the revenue contribution from CareCentrix, Gentiva’s net revenues grew about $103 million, or 13%, in the nine-month period ended September 27, 2009.

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Net income of $50.5 million, or $1.70 per diluted share which included (i) a non-recurring pre-tax net gain of $5.7 million or $0.19 per diluted share resulting from the 2009 first quarter sale of certain branch offices that specialized primarily in pediatric home health care services and (ii) special pre-tax charges of $2.4 million or $0.05 per diluted share relating to restructuring and merger and acquisition costs. These results compared to net income of $140.6 million or $4.80 per diluted share in the 2008 period which included a net gain of $3.72 per diluted share from the sale of CareCentrix and special pre-tax charges of $2.1 million or $0.04 per diluted share relating to restructuring and merger and acquisition costs.

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Adjusted net income was $46.3 million, up 41% compared with the prior year period. On a diluted earnings per share basis, adjusted net income in the 2009 period was $1.56 compared with $1.12 in the corresponding period of 2008. Adjusted net income excludes non-recurring transaction gains and special charges relating to restructuring and merger and acquisition activities in both periods.

•	EBITDA increased 13% to $94.7 million versus $84.1 million in the prior-year period.

•	Operating cash flow was $76.5 million in the 2009 period compared to $51.1 million in the comparable 2008 period.

At September 27, 2009, the Company reported cash and cash equivalents of $120.3 million and long-term debt of $237.0 million.

Full-Year 2009 Outlook

Gentiva announced that it is reaffirming its revenue and earnings outlook for fiscal 2009. Gentiva anticipates full-year 2009 net revenues will range between $1.19 billion to $1.21 billion. On a diluted earnings per share basis, adjusted net income is expected to be in a range between $2.04 and $2.10 per diluted share. Gentiva’s 2009 outlook represents an increase in net revenues of 12% to 14% and an increase in adjusted net income per diluted share of 45% to 50% when compared with 2008 pro forma financial results, which reflect the Company’s performance as if the CareCentrix divestiture had occurred at the beginning of fiscal 2008. The 2009 outlook excludes special charges relating to restructuring and merger and acquisition costs which are expected to range between $3 million and $4 million for the year and non-recurring charges and credits. The outlook includes the impact of recently announced acquisitions and also reflects 53 weeks of activity in fiscal 2009.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its third quarter 2009 results during its conference call and live web cast to be held Thursday, October 29, 2009 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #35210278. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. A replay of the call will be available on October 29, beginning at approximately 1 p.m. ET, and will remain available continuously through November 5. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 35210278. Visit http://investors.gentiva.com/events.cfm to access the web cast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of comprehensive home health services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	3rd Quarter		Nine Months
	2009	2008	2009	2008
Statements of Income
Net revenues	$295,592	$345,243	$882,612	$1,011,089
Cost of services and goods sold	143,490	194,263	425,474	572,106

Gross profit	152,102	150,980	457,138	438,983
Selling, general and administrative expenses	(126,624)	(127,909)	(379,165)	(371,358)
Gain on sale of assets, net	-	107,872	5,747	107,872
Interest income	687	338	2,305	1,278
Interest expense and other	(1,985)	(4,191)	(7,865)	(15,876)

Income before income taxes	24,180	127,090	78,160	160,899
Income tax expense	9,013	6,218	28,417	20,280

Income before equity in net earnings of affiliate	15,167	120,872	49,743	140,619
Equity in net earnings of affiliate	238	20	779	20

Net income	$15,405	$120,892	$50,522	$140,639

Earnings per Share
Net income:
Basic	$0.53	$4.21	$1.74	$4.94

Diluted	$0.52	$4.07	$1.70	$4.80

Average shares outstanding:
Basic	29,154	28,687	29,019	28,489

Diluted	29,800	29,718	29,648	29,320

Condensed Balance Sheets	Sept 27, 2009	Dec 28, 2008
ASSETS
Cash and cash equivalents	$120,298	$69,201
Short-term investments (A)	5,000	-
Accounts receivable, net (B)	175,728	177,201
Deferred tax assets	12,434	11,933
Prepaid expenses and other current assets	16,487	13,141

Total current assets	329,947	271,476

Long-term investments (A)	-	11,050
Note receivable	25,000	25,000
Investment in affiliate	24,043	23,264
Fixed assets, net	69,100	63,815
Intangible assets, net	253,836	250,432
Goodwill	311,135	308,213
Other assets	23,876	20,247

Total assets	$1,036,937	$973,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,982	$8,027
Payroll and related taxes	24,734	17,869
Deferred revenue	39,893	32,976
Medicare liabilities	6,493	6,680
Obligations under insurance programs	38,530	39,628
Other accrued expenses	34,409	40,895

Total current liabilities	152,041	146,075

Long-term debt	237,000	251,000
Deferred tax liabilities, net	70,559	64,262
Other liabilities	20,998	17,189
Shareholders’ equity	556,339	494,971

Total liabilities and shareholders’ equity	$1,036,937	$973,497

Common shares outstanding	29,236	28,864

(A)	Short-term and long-term investments consisted of auction rate securities with underlying guarantees carrying a AAA rating. At September 27, 2009, short-term investments were presented at cost as the Company settled its remaining ARS at par in early October 2009. At December 28, 2008, long-term investments were presented net of a valuation allowance of approximately $1.9 million.
(B)	Accounts receivable, net, included an allowance for doubtful accounts of $7.3 million and $8.2 million at September 27, 2009 and December 28, 2008, respectively.

(in 000’s)

	Nine Months
Condensed Statements of Cash Flows	2009	2008
OPERATING ACTIVITIES:
Net income	$50,522	$140,639
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,705	16,494
Amortization of debt issuance costs	952	1,474
Provision for doubtful accounts	6,307	9,536
Equity-based compensation expense	4,140	4,711
Windfall tax benefits associated with equity-based compensation	(743)	(2,087)
Impairment loss on auction rate securities	1,000	-
Gain on sale of assets, net	(5,747)	(107,872)
Equity in net earnings of affiliate	(779)	(20)
Deferred income taxes	5,015	11,868
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(4,441)	(28,666)
Prepaid expenses and other current assets	(3,895)	(2,204)
Current liabilities	6,617	6,387
Other, net	813	836

Net cash provided by operating activities	76,466	51,096

INVESTING ACTIVITIES:
Purchase of fixed assets	(18,157)	(19,082)
Proceeds from sale of assets, net of cash transferred	5,619	81,760
Acquisition of businesses, net of cash acquired	(10,325)	(60,634)
Purchases of short-term investments available-for-sale	-	(28,000)
Maturities of short-term investments available-for-sale	7,000	46,250

Net cash (used in) provided by investing activities	(15,863)	20,294

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	9,228	9,721
Windfall tax benefits associated with equity-based compensation	743	2,087
Borrowings under revolving credit facility	-	24,000
Home Health Care Affiliates debt repayments	-	(7,420)
Debt issuance costs	-	(557)
Repayments under the Company’s term loan	(14,000)	(73,000)
Repurchases of common stock	(4,813)	-
Repayment of capital lease obligations	(664)	(899)

Net cash used in financing activities	(9,506)	(46,068)

Net change in cash and cash equivalents	51,097	25,322
Cash and cash equivalents at beginning of period	69,201	36,181

Cash and cash equivalents at end of period	$120,298	$61,503

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$7,067	$17,945
Income taxes paid	$27,359	$8,363

(in 000’s)

	3rd Quarter		Nine Months
Supplemental Information	2009	2008	2009	2008

Segment Information (1)
Net revenues
Home Health	$261,444	$239,344	$784,770	$693,220
CareCentrix	-	75,546	-	232,717
All Other (3)	34,582	31,265	99,140	87,821
Intersegment revenues	(434)	(912)	(1,298)	(2,669)

Total net revenues (3)	$295,592	$345,243	$882,612	$1,011,089

Operating contribution (4)
Home Health	$41,380	$38,841	$133,238	$109,466
CareCentrix (5)	-	5,225	-	18,074
All Other	4,963	2,923	12,084	9,046

Total operating contribution	46,343	46,989	145,322	136,586
Corporate expenses	(15,305)	(18,177)	(50,644)	(52,467)
Gain on sale of assets, net	-	107,872	5,747	107,872
Depreciation and amortization	(5,560)	(5,741)	(16,705)	(16,494)
Interest expense, net (6)	(1,298)	(3,853)	(5,560)	(14,598)

Income before income taxes	$24,180	$127,090	$78,160	$160,899

	3rd Quarter		Nine Months
	2009	2008	2009	2008
Net Revenues by Major Payer Source:
Medicare
Home Health	$189,994	$165,153	$570,204	$471,515
Other	21,835	19,407	62,783	52,900

Total Medicare	211,829	184,560	632,987	524,415
Medicaid and local government	23,733	32,482	76,705	97,001
Commercial Insurance and Other:
Paid at episodic rates	20,653	14,091	55,947	38,639
Other	39,377	114,110	116,973	351,034

Total commercial insurance and other	60,030	128,201	172,920	389,673

Total net revenues	$295,592	$345,243	$882,612	$1,011,089

A reconciliation of EBITDA to Net income - As Reported amounts follows: (2)

	3rd Quarter		Nine Months
	2009	2008	2009	2008
EBITDA (4)	$31,038	$28,812	$94,678	$84,119
Gain on sale of assets, net	-	107,872	5,747	107,872
Depreciation and amortization	(5,560)	(5,741)	(16,705)	(16,494)
Interest expense, net (6)	(1,298)	(3,853)	(5,560)	(14,598)

Income before income taxes	24,180	127,090	78,160	160,899
Income tax expense (7)	(9,013)	(6,218)	(28,417)	(20,280)

Income before equity in net earnings of affiliate	15,167	120,872	49,743	140,619
Equity in net earnings of affiliate	238	20	779	20

Net income - As Reported	$15,405	$120,892	$50,522	$140,639

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.
2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.
3)	Certain reclassifications have been made to the 2008 third quarter and first nine months statements of income and supplemental information to conform to the current year presentation. The primary impact of the reclassifications was to reduce (i) net revenues in All Other and (ii) cost of services and goods sold by approximately $2.3 million and $6.4 million, in the third quarter and first nine months of 2008, respectively, relating to the reimbursement of nursing home room and board charges for hospice patients.
4)	Operating contribution and EBITDA for the third quarter and first nine months of 2009 included special charges of $0.9 million and $2.4 million, respectively. For the third quarter and first nine months of 2008, operating contribution and EBITDA included special charges of $1.4 million and $2.1 million, respectively. The special charges, which included restructuring and integration costs and costs and professional fees associated with merger and acquisition activities, were reflected as follows for segment reporting (dollars in millions):

	3rd Quarter		Nine Months
	2009	2008	2009	2008
Home Health	$0.9	$0.1	$1.4	$0.3
Corporate expenses	-	1.3	1.0	1.8

Total	$0.9	$1.4	$2.4	$2.1

5)	Operating contribution for CareCentrix, in which the Company sold a majority ownership interest on September 25, 2008, was comprised of the following (dollars in thousands):

	3rd Quarter		Nine Months
	2009	2008	2009	2008
Gross profit	$-	$13,669	$-	$42,539
Selling, general and administrative expenses	-	(8,589)	-	(24,850)
Add: depreciation	-	145	-	385

Operating contribution	$-	$5,225	$-	$18,074

6)	Interest expense, net for the first nine months of 2009 included impairment losses on auction rate securities of approximately $1.0 million.
7)	The Company’s effective tax rate was 37.3% and 36.4% for the third quarter and first nine months of 2009, respectively, and 4.9% and 12.6% for the third quarter and first nine months of 2008, respectively.

During the 2008 periods, the Company recorded a pre-tax gain, net of transaction costs, of $107.9 million and an income tax benefit of approximately $1.2 million relating to the sale of a majority interest in its CareCentrix unit. The CareCentrix transaction generated a capital loss carryforward for federal tax purposes. During the first nine months of 2009, the Company recorded a pre-tax gain, net of transaction costs, of $5.7 million relating to the sale of several branch offices that specialized primarily in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets in 2009 due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gains, the Company’s effective tax rate would have been 37.3% and 39.2% for the third quarter and first nine months of 2009, respectively, and 38.9% and 40.6% for the third quarter and first nine months of 2008, respectively.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 28, 2008.

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